Exhibit 10.11

May 13, 2024

Shakil Aslam

Dear Shakil:

On behalf of Talphera, Inc. (the “Company”), I am pleased to offer you the full time position of Chief Development Officer.

The terms of your new position with the Company are as set forth below:

1.	Position.

(a)    As Chief Development Officer your primary work location will be remote but reporting into our HQ office at 1850 Gateway Drive #175, San Mateo, CA 94404. You will report to the CEO. Of course, the Company may change your position, duties, and work location from time to time in its sole discretion.

(b)    You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote 100% of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.    Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 20, 2024 (the “Start Date”).

3.    Compensation. Your compensation will be $455,000 on an annualized basis (the “Base Salary”). Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your base salary, you will have the opportunity to earn a target annual bonus of up to 40% of your earned salary based on achievement of a series of personal and company objectives that the Company will set for you. The Company shall have the sole discretion to determine whether you have earned any such bonus and, if so, the amount of any such bonus. The bonus will be considered earned only when it is approved by the Company’s Board of Directors or the Compensation Committee of the Board.

Shakil Aslam

May 13, 2024

4.    Equity. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you the following inducement awards: a non-statutory option (the “Option”) to purchase 185,000 shares of the Company’s Common Stock (“Option Shares”); plus 32,000 Restricted Stock Units (“RSUs”) within a month following the first day that your employment with the Company occurs and having a grant date (“Grant Date”) as of the filing date of a registration statement on Form S-8 of these inducement award grants with the SEC. You acknowledge that these equity grants are an inducement material to you in deciding to accept employment with Talphera in accordance with Nasdaq Listing Rule 5635(c)(4).

The Option Shares will have an exercise price equal to the closing sales price as reported on the Grant Date. These Option Shares will have four-year vesting, with an initial cliff vesting of 25% of the shares on the first annual anniversary of the Grant Date and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month. The RSUs will vest annually over three years in three equal tranches, on the first, second and third anniversary of the Grant Date, respectively. Vesting in all cases will, of course, depend on your continued employment with the Company.

The Option and RSUs will be granted outside of the Company’s Amended and Restated 2020 Equity Incentive Plan and will be subject to the terms of the Option Agreement and Restricted Stock Unit Agreement, respectively, between you and the Company, but will otherwise be governed by the terms of the Company’s Amended and Restated 2020 Equity Incentive Plan.

5.    Benefits. You will be eligible for Company benefits that may be provided from time to time. Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment.

6.    Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of, and delivery to the Company, the Company’s Confidential Information and Invention Assignment Agreement and the Arbitration Agreement (collectively the “Agreements”), copies of which are enclosed for your review and execution, prior to or on your Start Date.

7.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

8.    No Conflicting Obligations. You understand and agree that, by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Shakil Aslam

May 13, 2024

9.	Preconditions to Employment.

This offer and your employment with the Company are contingent upon your successful completion of an employee application, background check, reference check, drug screen for illegal drugs, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation and actions at the Company’s request to meet these conditions.

10.    Entire Agreement. This letter, together with the Agreements, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. You further represent that you have the ability to perform the offered position with or without reasonable accommodation and agree to abide by all company policies as defined in the employee handbook. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement and Arbitration Agreement. This offer will terminate if not accepted by you on or before May 16, 2024.

Very truly yours,

ACCEPTED AND AGREED:

TALPHERA, INC.	NAME Shakil Aslam

By: /s/ Vincent Angotti	/s/ Shakil Aslam
Name: Vincent Angotti	Signature
Title: CEO	Date 5/13/2024

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment B: Arbitration Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

Attachment B

Arbitration Agreement